EXHIBIT 3.1

CERTIFICATE OF AMENDMENT BY DIRECTORS
TO THE
FOURTH AMENDED ARTICLES OF INCORPORATION
OF
CLEVELAND-CLIFFS INC.
The Board of Directors (the “Board”) of Cleveland-Cliffs Inc. (the “Corporation”), in accordance with the Corporation’s Fourth Amended Articles of Incorporation (the “Articles”), the Corporation’s Regulations and applicable law, at a meeting duly convened and held on September 27, 2020, authorized the creation, issuance and sale by the Corporation of shares of its Serial Preferred Stock, Class B, without par value (“Class B Preferred Stock”), and adopted the following resolutions, creating a series of 583,273 shares of Class B Preferred Stock of the Corporation designated as “Series B Participating Redeemable Preferred Stock.”
RESOLVED, that, in accordance with Section 1701.70(B)(1) of the Ohio Revised Code and Article FOURTH of the Articles, the Board hereby establishes the terms of the Corporation’s Series B Participating Redeemable Preferred Stock, without par value, and fixes and determines the authorized number of shares of the series, the dividend rate of shares of the series, the designations, and certain other powers, preferences, and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, with the Articles hereby amended to add such terms as Subdivision B-1 of Article FOURTH of the Articles as follows:
SUBDIVISION B-1
EXPRESS TERMS OF THE SERIES B PARTICIPATING REDEEMABLE PREFERRED STOCK
There is hereby established a series of Class B Preferred Stock to which the following provisions, in addition to the provisions of Division B of this Article FOURTH (“Division B”), shall be applicable:
Section 1. Designation of Series. The stock shall be designated “Series B Participating Redeemable Preferred Stock” (hereinafter called “Series B Preferred Stock”).
Section 2. Number of Shares; Fractional Shares. (a) The number of shares of Series B Preferred Stock shall be 583,273.
(b) Each Holder of a fractional interest in a share of Series B Preferred Stock shall be entitled, proportionately, to all the rights, preferences and privileges of the Series B Preferred Stock (including, without limitation, dividend, voting and liquidation rights contained in this Subdivision).
Section 3. Certain Definitions.
“180-Day Anniversary” means the 180th-day anniversary of the Issue Date.
“20-Day VWAP” of the Common Shares as of any date of determination means the average of the VWAP per Common Share for each Trading Day over a period of 20 consecutive Trading Days ending on the Trading Day immediately preceding such date of determination.
“24-Month Anniversary” means, subject to Section 5 of this Subdivision, the 24-month anniversary of the Issue Date.

“ABL Facility” means the Asset-Based Revolving Credit Agreement, dated as of March 13, 2020, among the Corporation, the lenders party thereto from time to time and Bank of America, N.A., as administrative agent, as the same may be amended, supplemented or otherwise modified from time to time, and any renewal, increase, extension, refunding, restructuring, replacement or refinancing thereof (whether with the original administrative agent and lenders or another administrative agent, collateral agent or agents or one or more other lenders or additional borrowers or guarantors and whether provided under the original ABL Facility or one or more other credit or other agreements).
“Additional Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year, commencing March 15, 2023.
A full “Additional Dividend Period” shall mean the period from, and including, an Additional Dividend Payment Date to, but excluding, the next Additional Dividend Payment Date, except that the initial “Additional Dividend Period” will commence on, and include, the 24-Month Anniversary and will end on, and exclude, the March 15, 2023 Additional Dividend Payment Date.
“Additional Dividend Rate” shall have the meaning assigned to it in Section 4(c) of this Subdivision.
“Additional Dividends” shall have the meaning assigned to it in Section 4(c) of this Subdivision.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly through one or more intermediaries, controlling, or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock or other equity interest or by contract or otherwise.
“Applicable Multiple” means 100; provided that, in the event the Board of Directors shall at any time declare or the Corporation shall at any time pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the Applicable Multiple in effect immediately prior to such event shall be adjusted by multiplying such Applicable Multiple by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.
“Articles” means the Corporation’s Fourth Amended Articles of Incorporation, as amended.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means:
(a)    the Corporation pursuant to or within the meaning of the Bankruptcy Code (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors or (v) generally is not paying its debts as they become due; or
(b)    a court of competent jurisdiction enters an order or decree under the Bankruptcy Code that (i) is for relief against the Corporation in an involuntary case, (ii) appoints a custodian of the Corporation or for all or substantially all of the property of the Corporation or (iii) orders the liquidation of the Corporation, and in each case the order or decree remains unstayed and in effect for 60 consecutive days.
“Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” have the meanings specified in Rule 13d-3 promulgated under the Exchange Act, including the provision that any member of a “group” will be deemed to have beneficial ownership of all securities beneficially owned by other members of the group, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (a) Capital Stock of any Person or (b) securities directly or indirectly convertible into, or exercisable or exchangeable for, such Capital Stock of such Person.
“Board of Directors” means either the board of directors of the Corporation or any duly authorized committee of such board.
“Business Day” means a day, other than Saturday, Sunday or other day on which the national commercial banks in New York, New York, are required by law to be closed, except for closures due to the COVID-19 pandemic.
“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity.
“Certificated Series B Preferred Stock” shall have the meaning assigned to it in Section 10 of this Subdivision.
“Change of Control” means any of the following events: (a) any Person or group of Persons is or becomes the Beneficial Owner, directly or indirectly, of a majority of the total voting power represented by all then-outstanding Common Shares; (b) the Corporation consolidates with or merges into another Person, or any Person consolidates or merges into the Corporation, other than (i) a merger or consolidation which would result in the Equity Securities outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the Equity Securities of such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person becomes the Beneficial Owner, directly or indirectly, of a majority of the total voting power of all then-outstanding Equity Securities; or (c) the Corporation conveys, transfers or leases all or substantially all of its assets to any Person other than a subsidiary of the Corporation.
“Change of Control Redemption Date” shall have the meaning assigned to it in Section 5 of this Subdivision.
“Change of Control Redemption Price” shall have the meaning assigned to it in Section 5(b) of this Subdivision.
“close of business” means 5:00 p.m., New York City time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Shares” means the common shares of the Corporation, par value $0.125 per share. In the case of any recapitalization, reclassification or change of the Common Shares (other than changes resulting from a subdivision or combination or changes in par value or to no par value), any consolidation, merger or combination involving the Corporation, any sale, lease or other transfer to a third party of the consolidated assets of the Corporation and the Corporation’s subsidiaries substantially as an entirety or any statutory share exchange, in each case, as a result of which the Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, references herein to the Common Shares shall thereafter be deemed to be to the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of the Common Shares would have owned or been entitled to receive upon such Merger Event.
“Corporation” means Cleveland-Cliffs Inc., an Ohio corporation, and shall include any successor to such Corporation.
“Division B” shall have the meaning assigned to it in the preamble to this Subdivision.
“dollars” or “$” shall have the meaning assigned to it in Section 9 of this Subdivision.
“Equity Securities” means (a) Voting Securities, (b) any securities of the Corporation that are convertible, exchangeable or exercisable (whether presently convertible, exchangeable or exercisable or not) into or for Voting Securities, (c) any options, warrants and rights issued by the Corporation (whether presently convertible, exchangeable or exercisable or not) to purchase Voting Securities or convertible, exchangeable or exercisable (whether presently convertible, exchangeable or exercisable or not) into Voting Securities, and (d) any other interests that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382-2T(f)(18).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Holder” as applied to any share of the Series B Preferred Stock, or other similar terms, shall mean any Person in whose name at the time a particular share of Series B Preferred Stock is registered, who shall be treated by the Corporation as the absolute owner of those shares of Series B Preferred Stock for the purpose of making payment and for all other purposes.
“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the Issue Date, by and between ArcelorMittal S.A., an entity formed under the laws of Luxembourg, and the Corporation.
“Issue Date” means the date on which the shares of Series B Preferred Stock are initially issued.
“Liquidation Event” shall have the meaning assigned to it in Section 6 of this Subdivision.
“Liquidation Preference” shall have the meaning assigned to it in Section 6 of this Subdivision.
“Officer” means the Chairman of the Board, the President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Corporation.
“Optional Redemption Date” shall have the meaning assigned to it in Section 5(a) of this Subdivision.
“Optional Redemption Price” shall have the meaning assigned to it in Section 5(a) of this Subdivision.

“Person” means an individual, a corporation, an association, a partnership, a limited liability company, a joint venture, a joint stock company, a trust, an unincorporated organization or any other entity or organization, a government or political subdivision or an agency or instrumentality thereof.
“Record Date” means with respect to the Additional Dividends payable on March 15, June 15, September 15 and December 15 of each year, March 1, June 1, September 1 and December 1 of each year, respectively, regardless of whether such day is a Business Day.
“Series B Preferred Stock” shall have the meaning assigned to it in Section 1 of this Subdivision.
“Subdivision” means this Subdivision B-1 of Article FOURTH of the Articles.
“Trading Day” means a day on which the Common Shares (x) are not suspended from trading, and on which trading in the Common Shares is not limited, on any national or regional securities exchange or association or over-the-counter market during any period or periods aggregating one half-hour or longer; and (y) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Shares; provided that if the Common Shares are not traded on any such exchange, association or market, “Trading Day” means any Business Day.
“Treasury Regulation” means any Treasury regulation, in effect from time to time, promulgated under the Code.
“Voting Securities” means the Common Shares and any other securities of the Corporation of any kind or class having power generally to vote at any meeting of shareholders of the Corporation.
“VWAP” per Common Share on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “CLF <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “VWAP” means the market value per Common Share on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.
Section 4. Dividends. Subject to the applicable express provisions of Division B:
(a) From and after the Issue Date, each Holder of a share of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, the Applicable Multiple then in effect times the aggregate per share amount of all cash dividends, plus the Applicable Multiple then in effect times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in Common Shares, or a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) in respect of which an adjustment is made to the Applicable Multiple pursuant to the definition thereof), declared on the Common Shares; provided that to the extent that the exercise or conversion of any right or security deliverable as a dividend or distribution under this Section 4(a) of this Subdivision in respect of the Series B Preferred Stock would constitute a matchable transaction pursuant to Section 16(b) of the Exchange Act, in lieu of a dividend or distribution of such right or security, the Corporation shall declare and pay a cash dividend equal to the fair market value of such right or security as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose. So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not declare or make any cash dividend, non-cash dividend or other distribution on any of the Common Shares (other than a dividend payable in Common Shares, or a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) in respect of which an adjustment is made to the Applicable Multiple pursuant to the definition thereof) unless a corresponding dividend or distribution is simultaneously declared and paid on the Series B Preferred Stock pursuant to the preceding sentence.
(b) So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not engage in any tender offer or exchange offer for its outstanding Common Shares unless it makes, on a proportional basis based on the actual number of Common Shares purchased or exchanged, a concurrent offer on substantially equivalent terms in respect of the Series B Preferred Stock.
(c) In addition to the dividends or other distributions to which the Holders of the Series B Preferred Stock shall be entitled pursuant to Section 4(a) of this Subdivision, each Holder of a share of Series B Preferred Stock shall be entitled to receive cash dividends (the “Additional Dividends”) accruing and compounding on a daily basis from the 24-Month Anniversary at the initial rate of 10.00% per annum on the sum of (i) the Applicable Multiple then in effect times the 20-Day VWAP of the Common Shares as of the 24-Month Anniversary and (ii) the amount of accumulated and unpaid dividends on the Series B Preferred Stock pursuant to Section 4(a) of this Subdivision to, but not including, the 24-Month Anniversary, if any, which rate (as increased from time to time, the “Additional Dividend Rate”) shall increase by 2.00% per annum at the end of each six-month period following the 24-Month Anniversary (so that, for example, unless the 24-Month Anniversary is adjusted pursuant to Section 5 of this Subdivision, the Additional Dividend Rate from and after June 9, 2023 to, but excluding, December 9, 2023 would be 12.00% per annum and the Additional Dividend Rate from and after December 9, 2023 to, but excluding, June 9, 2024 would be 14.00% per annum). The Additional Dividends shall be payable, when, as and if declared by the Board of Directors, out of funds legally available therefor, in quarterly installments on each Additional Dividend Payment Date, commencing March 15, 2023; provided, however, that the Corporation shall not be required to declare (or, unless voluntarily declared, to pay) any Additional Dividend on the Series B Preferred Stock prior to September 10, 2025 or, if earlier, the date upon which (x) all obligations under the ABL Facility that are accrued and payable have been repaid in full and all revolving loan commitments under the ABL Facility have been terminated or (y) consent to such declaration and payment is received under the ABL Facility. The Additional Dividends will accumulate from the 24-Month Anniversary until paid, whether or not in any Additional Dividend Period or Additional Dividend Periods there have been funds legally available for the payment of such Additional Dividends, and shall compound daily. Declared Additional Dividends will be payable on the relevant Additional Dividend Payment Date to Holders of record as they appear on the stock register of the Corporation at the close of business on the immediately preceding Record Date. If an Additional Dividend Payment Date is not a Business Day, payment of declared Additional Dividends will be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay. Additional Dividends payable for the initial Additional Dividend Period and any partial Additional Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months.
Section 5. Redemption. Subject to the applicable express provisions of Division B:
(a) At any time and from time to time on and after the 180-Day Anniversary, the Corporation may, at its option, redeem, in whole or in part, the Series B Preferred Stock for an amount per share equal to the Applicable Multiple then in effect times the 20-Day VWAP of the Common Shares as of the date fixed for redemption (the “Optional Redemption Date”), plus accumulated and unpaid dividends (including Additional Dividends, whether or not declared) to, but not including, the Optional Redemption Date (the “Optional Redemption Price”). At the election of the Corporation, the Optional Redemption Price (i) may be paid in cash or (ii) subject to obtaining any shareholder approval as may be required by the listing rules of the New York Stock Exchange or Ohio law, may be satisfied in full by issuing to the Holder a number of Common Shares equal to the Applicable Multiple then in effect for each share of Series B Preferred Stock that is subject to redemption and paying the Holder cash in respect of that portion of the Optional Redemption Price composed of accumulated and unpaid dividends (including Additional Dividends, whether or not declared) to, but not including, the Optional Redemption Date.

(b) Upon a Change of Control of the Corporation, the Corporation shall redeem all of the outstanding shares of Series B Preferred Stock for an amount per share, payable in cash, equal to the Applicable Multiple then in effect times the 20-Day VWAP of the Common Shares as of the closing date of such Change of Control (the “Change of Control Redemption Date”), plus accumulated and unpaid dividends (including Additional Dividends, whether or not declared) to, but not including, the Change of Control Redemption Date (the “Change of Control Redemption Price”); provided, however, that (i) the Series B Preferred Stock shall not be redeemable pursuant to this Section 5(b) of this Subdivision, unless and until (x) all obligations under the ABL Facility that are accrued and payable have been repaid in full and all revolving loan commitments under the ABL Facility have been terminated or (y) consent to such redemption is received under the ABL Facility, (ii) the Corporation shall use commercially reasonable efforts to achieve such repayment and termination or consent and (iii) if a Change of Control Redemption Date occurs prior to the otherwise applicable 24-Month Anniversary and the Series B Preferred Stock is not redeemed on the Change of Control Redemption Date, references herein to the 24-Month Anniversary shall be deemed to be to such earlier Change of Control Redemption Date. The notice of redemption in respect of such mandatory redemption may be conditioned upon the consummation of such Change of Control if a definitive agreement is in place for the Change of Control at the time such notice of redemption is given.
(c) Any notice of redemption shall be mailed to each Holder by first class mail, postage prepaid, at its address as it appears on the stock register and emailed to such Holder at its email address as it appears on the stock register, shall be irrevocable (subject, in the case of a redemption pursuant to Section 5(b) of this Subdivision, to any condition permitted thereunder and further subject to Section 5(d) of this Subdivision) and shall specify the applicable Optional Redemption Date or Change of Control Redemption Date, the Applicable Multiple, the amount of accumulated and unpaid dividends (including Additional Dividends, whether or not declared) to, but not including, the Optional Redemption Date or Change of Control Redemption Date, as applicable, and in the case of a redemption pursuant to Section 5(a) of this Subdivision, whether the Corporation will pay the Optional Redemption Price pursuant to clause (i) or (ii) of the second sentence thereof.
(d) If the Corporation fails to pay or deliver consideration due upon redemption on any Optional Redemption Date or Change of Control Redemption Date, defaulted amounts shall thereafter bear dividends at the Additional Dividend Rate (treating the applicable Optional Redemption Date or Change of Control Redemption Date as the 24-Month Anniversary for such purposes, if earlier than the otherwise applicable 24-Month Anniversary) until paid or delivered; provided that the Holder, by delivery of written notice to the Corporation within 10 Business Days following the applicable Optional Redemption Date or Change of Control Redemption Date, may instead elect to cause the relevant notice of redemption to be voided, whereupon such notice of redemption shall be null and void and have no further effect.
Section 6. Liquidation. Subject to the applicable express provisions of Division B, the Holders shall, in case of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon a Bankruptcy Event (each, a “Liquidation Event”), be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Series B Preferred Stock, an amount per share of Series B Preferred Stock equal to the Applicable Multiple then in effect times the aggregate amount to be distributed per share to holders of Common Shares, plus accrued and unpaid dividends (including Additional Dividends, whether or not declared) to, but not including, the date of payment of the amount due pursuant to such Liquidation Event (the “Liquidation Preference”); provided, however, that if a Liquidation Event occurs after the Corporation provides notice to the Holders of its election to redeem the Series B Preferred Stock pursuant to Section 5(a) of this Subdivision but before such redemption is effected, then the Holders shall be entitled to receive in full out of the assets of the Corporation, including its capital, before any amount shall be paid or distributed among the holders of the Common Shares or any other shares ranking junior to the Series B Preferred Stock, an amount per share of Series B Preferred Stock equal to the greater of (i) the Liquidation Preference and (ii) the Optional Redemption Price.

Section 7. Voting. Each Holder of a share of Series B Preferred Stock, by its acceptance thereof, waives and declines any right in its capacity as a Holder to elect or remove any Directors of the Corporation pursuant to Section 5 of Division B.
Section 8. Merger or Consolidation. The Corporation will not effect any merger or consolidation with or into any entity other than a corporation, or any merger or consolidation of the Corporation with or into any other corporation, unless (a) the Series B Preferred Stock remains issued and outstanding following the transaction, (b) Holders of Series B Preferred Stock are issued a class or series of preferred stock (or similar interests) of the surviving or resulting corporation or entity, or a corporation or entity controlling such corporation or entity, having substantially identical voting powers, preferences and special rights or (c) the Series B Preferred Stock is to be redeemed pursuant to Section 5 of this Subdivision in connection with such merger or consolidation.
Section 9. Currency. All shares of Series B Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$” or “dollars” refer to U.S. currency.
Section 10. Form. (a) The Series B Preferred Stock shall be issued in the form of one or more definitive shares in substantially the form attached hereto as Exhibit A (each, a “Certificated Series B Preferred Stock”), which is hereby incorporated in and expressly made a part of this Subdivision. Each Certificated Series B Preferred Stock shall reflect the number of shares of Series B Preferred Stock represented thereby, and may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation).
(b) The Chairman of the Board of Directors or the President or an Executive Vice President or a Senior Vice President or a Vice President and the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer of the Corporation shall sign each share of Certificated Series B Preferred Stock for the Corporation, in accordance with the Corporation’s code of regulations and applicable law, including Section 1701.24 of the Ohio Revised Code, by manual signature, by manual signature that is scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign).
Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation; provided that the Corporation shall not be required to issue any additional certificates representing the Series B Preferred Stock on or after the Redemption Date. In place of the delivery of a replacement certificate following the Redemption Date, the Corporation, upon delivery of the evidence and indemnity described in the immediately preceding sentence, shall deliver the consideration due upon redemption pursuant to the terms of the Series B Preferred Stock formerly evidenced by the certificate.
Section 12. Transfer Restrictions. Prior to the first anniversary of the Issue Date, a Holder may not transfer all or any portion of its shares of Series B Preferred Stock except with the prior written consent of the Corporation; provided, however, that this Section 12 of this Subdivision shall not limit the ability of a Holder to (i) transfer its Series B Preferred Stock to an Affiliate of such Holder at any time or (ii) subject to the terms of the Investor Rights Agreement, transfer any shares of Common Stock issued in connection with the redemption of the Series B Preferred Stock at any time.
Section 13. Notices. Any notice or demand that by any provision of this Subdivision is required or permitted to be given or served by the Holders on the Corporation shall be deemed to have been sufficiently given or made for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is provided by the Corporation to the Holders) to Cleveland-Cliffs Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114-2315, Attention: Chief Legal Officer.
Any notice or communication mailed to a Holder shall be mailed to it by first class mail, postage prepaid, at its address as it appears on the stock register and emailed to it at its email address as it appears on the stock register and shall be sufficiently given to it if so mailed and emailed within the time prescribed.
Failure to mail or email a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed and emailed in the manner provided above, it is duly given, whether or not the addressee receives it.
Section 14. Headings. The headings of the Sections of this Subdivision are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

EXHIBIT A
FORM OF CERTIFICATED SERIES B PREFERRED STOCK

Number:		Shares
Series B Participating Redeemable Preferred Stock (without par value per share) OF CLEVELAND-CLIFFS INC. FACE OF SECURITY

CLEVELAND-CLIFFS INC., an Ohio corporation (the “Corporation”), hereby certifies that [•] (the “Holder”) is the registered owner of [•] fully paid and non-assessable shares of preferred stock of the Corporation designated the Series B Participating Redeemable Preferred Stock, without par value per share (the “Series B Preferred Stock”). The shares of Series B Preferred Stock are transferable on the books and records of the Corporation, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Series B Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Fourth Amended Articles of Incorporation of the Corporation, as amended, dated December 7, 2020, as the same may be amended from time to time in accordance with their terms (the “Articles”). Capitalized terms used herein but not defined shall have the respective meanings given them in the Articles. The Corporation will provide a copy of the Articles to a Holder without charge upon written request to the Corporation at its principal place of business.
Reference is hereby made to select provisions of the Series B Preferred Stock set forth on the reverse hereof, and to the Articles, which select provisions and the Articles shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Articles and is entitled to the benefits thereunder.
The shares of Series B Preferred Stock evidenced by this certificate are transferable only in accordance with the provisions of the Articles.

IN WITNESS WHEREOF, Cleveland-Cliffs Inc. has executed this certificate as of the date set forth below.

CLEVELAND-CLIFFS INC.

By:
Name:
Title:

By:
Name:
Title:
Dated:

REVERSE OF SECURITY
CLEVELAND-CLIFFS INC.
Series B Participating Redeemable Preferred Stock

Dividends on each share of Series B Preferred Stock shall be payable as provided in the Articles.
The shares of Series B Preferred Stock shall be redeemable by the Corporation in the manner and according to the terms set forth in the Articles.
The Corporation shall furnish to any Holder without charge a copy of the express terms of the shares of Series B Preferred Stock represented by this certificate and of the other classes and series of shares that the Corporation is authorized to issue within five days of receipt of written request therefor.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series B Preferred Stock evidenced hereby to:
(Insert assignee’s social security or tax identification number)
(Insert address and zip code of assignee)
and irrevocably appoints:
agent to transfer the shares of Series B Preferred Stock evidenced hereby on the books of the Corporation. The agent may substitute another to act for him or her.
Date:
Signature:
(Sign exactly as your name appears on the other side of this Series B Preferred Stock Certificate)